United States securities and exchange commission logo





                     December 14, 2020

       Samuel D. Bush
       Chief Financial Officer
       Saga Communications, Inc.
       73 Kercheval Avenue
       Grosse Pointe Farms, Michigan 48236

                                                        Re: Saga
Communications, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Response dated July
22, 2020
                                                            File No. 001-11588

       Dear Mr. Bush:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology